EJF Capital LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201 Fax 703 875 0566

July 25, 2012 (as amended as of May 3, 2013)

First Financial Service Corporation

Attn: Mr. Greg Schreacke

President

2323 Ring Road

Elizabethtown, KY 42701

Dear Mr. Schreacke:

EJF Capital LLC, a Delaware limited liability company, through one or more of its managed funds or separately managed accounts as set forth on Exhibit A hereto (“EJF”) proposes to purchase up to 80% of the outstanding shares of the Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Securities”) issued by First Financial Service Corporation, a bank holding company (the “Company”), and held by the U.S. Department of the Treasury (the “Treasury”) pursuant to the terms described in this letter agreement (the “Transaction”). In consideration of the mutual covenants and agreements below and for other good and valuable consideration (including EJF’s performance of due diligence on the Company in relation to the Transaction), the parties agree as follows:

1)	Unless permitted pursuant to the terms hereof, including as contemplated by Paragraph 10, or otherwise in writing by EJF, the Company agrees that, from the date hereof until 11:59 p.m. on the date that the Treasury determines whether to accept or reject EJF’s proposal to purchase the Securities (the “Exclusivity Period”), neither the Company nor any of its subsidiaries, officers or directors shall, and the Company shall not permit the Company’s or its subsidiaries’ employees, agents or representatives, including any investment banker, attorney, consultant or accountant, (collectively, “Representatives”) on its behalf to, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any person other than EJF, with respect to any purchase of the Securities from the Treasury.

2)	The Company agrees that it will grant EJF reasonable access to the Company during the Exclusivity Period, including to its books and records, its employees and its management, in order to facilitate the performance of any additional due diligence requested by EJF. The parties agree that, at any time prior to the submission of the Proposed Bid described in paragraph 3 below, EJF may terminate this letter agreement (the “Agreement”) based on such due diligence for any reason whatsoever in its sole discretion, and have no further obligations pursuant to this Agreement, provided however, that the obligations of the Company and EJF pursuant to that certain Confidentiality Agreement dated July 18, 2012 between the parties (the “NDA”) shall continue in accordance with the terms of the NDA.

3)	Pursuant to this Agreement, EJF and the Company agree to propose to the Treasury a purchase price acceptable to EJF and the Company not to exceed 49.0% of the face value of the Securities (the “Proposed Bid”) and to use their reasonable best efforts to induce the Treasury to accept such proposal.

4)	In the event that the Treasury does not accept the Proposed Bid, EJF and the Company may mutually agree in writing on a higher bid (the “Alternate Bid”) to submit to the Treasury. In the event that the Treasury does not accept the Proposed Bid and EJF and the Company are not able to agree on an Alternate Bid, the Agreement shall terminate and EJF shall not be restricted from transacting in the Securities in any way, subject at all times to the provisions of the United States securities laws.

5)	If the Treasury accepts the Proposed Bid or an Alternate Bid,

a)	the Proposed Bid or the Alternate Bid, as applicable, shall be referred to as the “Accepted Bid,” and

b)	the date of the closing of EJF’s purchase of the Securities under the Accepted Bid shall be referred to herein as the “Purchase Date.”

6)	Subject to the Company’s compliance with the terms of this Agreement, EJF agrees to purchase the Securities from the Treasury in the event that the Treasury accepts such proposal to the extent the purchase price does not exceed the Accepted Bid.

7)	If EJF purchases the Securities pursuant to this Agreement, EJF will grant the Company an option to purchase the Securities from EJF through a period that ends on the 36-month anniversary of the Purchase Date (the “Option Period”). Subject to paragraph 14 below, EJF agrees that, during the Option Period, EJF will not sell or transfer the Securities to any third party, other than to the Company or to an affiliate of EJF, provided that, if EJF transfers the Securities to an affiliate of EJF, such affiliate will agree to be bound by the terms of the Agreement to the same extent that EJF is bound by this Agreement.

8)	The parties agree that the Company will have the right to purchase the Securities from EJF during the Option Period (the “Purchase Option”) as outlined in the purchase price terms attached hereto in Exhibit B. Following the expiration of the Option Period, EJF may sell the Securities to any person at a purchase price mutually agreeable to EJF and such purchaser.

9)	If the Company exercises the Purchase Option, the Company agrees to use its reasonable best efforts to undertake any such actions as may be necessary in order to redeem the Securities from EJF.

10)	To the extent permitted by the Federal Reserve Bank (“FRB”) to do so without creating an association for purposes of the BHC Act among EJF, directors and officers of the Company, and certain third parties identified by the Company (the “Third Parties”), EJF shall provide to officers and directors of the Company and the Third Parties the option to bid alongside EJF and purchase up to 20% of the Securities directly from the Treasury at the Accepted Bid price.

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11)	In the event that the Company experiences a Change of Control (as defined below) during the Option Period and such Change of Control becomes effective during the 24 months following the Purchase Date, if the Company exercises Purchase Option, the Company shall do so at the price set forth on Exhibit B (the “Change of Control Price”). For purposes of this Agreement, “Change of Control” shall mean (i) the direct or indirect sale, transfer, conveyance or other disposition of all or substantially all of the Company’s assets, stock or properties, or (ii) the completion of any transaction (including a merger or consolidation of the Company with or into another entity or any other corporate reorganization) if the Company is not the surviving entity of such transaction.

12)	This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the forgoing, the parties recognize that their obligations pursuant to the NDA are not affected by this Agreement and that the NDA shall remain effective until terminated in accordance with its terms. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

13)	This Agreement may be terminated and will have no further force and effect (a) upon the written consent of both parties, (b) pursuant to paragraph 2, or (c) if the Treasury does not accept the Proposed Bid or an Alternative Bid.

14)	In the event EJF’s ownership of the Securities would cause EJF to: (a) violate the Bank Holding Company Act of 1956, as amended, and the rules, regulations, guidance and interpretations thereunder (the “BHC Act”); (b) be required to register as a bank holding company under the BHC Act, or (c) violate any other applicable federal or state banking laws, including the Change in Bank Control Act, as amended, to the extent permitted by law, EJF will use its best efforts to avoid such an outcome by (i) offering the Company the opportunity to immediately redeem at the price prescribed in Exhibit B a portion of the Securities as will reduce EJF’s ownership to a level below that prescribed by the BHC Act for purposes of registration as a bank holding company (the “Threshold Portion”); (ii) selling the Threshold Portion to a third party,(iii) terminating paragraphs 6, 7 and 8 of this Agreement, which paragraphs will have no further force and effect, or (iv) executing and delivering standard "passivity commitments" designed to avoid a determination of control of the Company by EJF.

15)	If the Company defers any payment of dividends on the Securities prior to the Purchase Date, then, to the extent permitted by law, EJF may either (i) renounce the voting rights including, specifically, the board representation rights of the Securities (the “Voting Rights”), or (ii) agree with the Company to have the Voting Rights removed or amended on the Purchase Date and to take any other action necessary for the Securities to be considered nonvoting shares that are not voting securities under the BHC Act or the Federal Reserve Board’s implementing Regulation Y.

16)	[Deleted by amendment]

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17)	Each Party hereto shall be responsible for its own expenses relating to any aspect of this Agreement.

18)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement or the transactions contemplated hereby.

If the foregoing is acceptable to the Company, please countersign in the space provided below and return a fully executed copy hereof to EJF. Upon such countersignature, this letter agreement shall take effect as of the date first above written.

Very truly yours,

EJF Capital LLC

By:	/s/ Emanuel J. Friedman
Emanuel J. Friedman
Chief Executive Officer

Accepted and agreed:

First Financial Service Corporation

By:	/s/ Gregory S. Schreacke
Gregory S. Schreacke
President

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EXHIBIT A

EJF PARTICIPATING FUNDS

Series A Shares

1. EJF TARP Holdings LLC	13,801 Shares

2. EJF Sidecar Fund, Series LLC – Series D	990 Shares

TOTAL	14,791 Shares

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EXHIBIT B

PRICE TERMS

Auction Results

EJF acquired the following Securities in the Auction:

14,791 shares of Series A Fixed Rate Cumulative Perpetual Stock.

The auction clearing price was $542.11 per $1,000 share.

The Accepted Bid is 54.211%

The settlement date of the transaction is April 29th, 2013, and this is the Purchase Date.

The Company shall have the option to purchase the Securities from EJF, in whole or in part, during each of the following designated time periods at the following prices:

Time Period	Purchase Price (as a percentage of face value)

Between 4/29/2013 and 4/29/2014	46.1%

Between 4/30/2014 and 10/29/2014	46.9%

Between 10/30/2014 and 4/29/2015	48.0%

Between 4/30/15 and 10/29/2015	49.51%

Between 10/30/2015 and 4/29/2016	51.5%

Change of Control Price:	48.0%

In all cases, the Purchase Price payable by the Company to EJF shall be in addition to all accrued and unpaid dividends payable on the Securities through the date on which the Company purchases the Securities from EJF. In no instance shall the Purchase Price be greater than 100% of the face value of the Securities.

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